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                                                                   EXHIBIT 23(d)


INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Registration Statement of U.S.B. Holding Co., Inc. (the "Company") on Form S-4 of our report dated January 28, 1998 (March 6, 1998 as to Note 19 related to a merger agreement) incorporated by reference in the Company's 1997 Annual Report on Form 10-K and appearing in the Company's 1997 Annual Report to Shareholders and to the reference to us under the heading "Experts" in the Proxy Statement/Prospectus which is part of this Registration Statement.


/s/ Deloitte & Touche LLP

Stamford, Connecticut
July 13, 1998